EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT: SANDY PFAFF
October 26, 2009	415-633-3224
spfaff@peppercom.com

BANK OF MARIN BANCORP ANNOUNCES INCREASED CASH DIVIDEND
Driven by Third Quarter Earnings Increase of 34%

NOVATO, CA --- Bank of Marin Bancorp (NASDQ: BMRC) announced today that its Board of Directors declared an increased quarterly cash dividend of $0.15 per share, up from $0.14 in the second quarter.  Bancorp achieved record earnings of $3.6 million in the third quarter driven by strong deposit and loan growth of 11.8% and 9.6%, respectively, as compared to one year ago. The cash dividend is payable on November 13, 2009 to shareholders of record at the close of business on November 2, 2009.

“Bank of Marin Bancorp is pleased to reward our shareholders with an increased cash dividend and continue our track record of offering a dividend for 18 consecutive quarters,” said Russell Colombo, President and Chief Executive Officer. “We continue to focus on the fundamentals of conservative, prudent banking and are proud to deliver on the promises we make to our shareholders, our customers and the communities we serve.”

Other indicators of the Bank’s continued health include a strong risk-based capital ratio of 12.1%, an increase from 11.7% in the prior quarter, which remains well above industry standards for a well-capitalized institution.  Also in the third quarter, Bank of Marin was named one of the nation’s thirty top performing small cap banks by Sandler O’Neill & Partners, also known as the SM-All Stars.

About Bank of Marin Bancorp
Bank of Marin Bancorp's assets currently exceed $1 billion. Bank of Marin, as the sole subsidiary of Bancorp, operates thirteen branch offices in California and a commercial loan production office in San Francisco. The Bank's Administrative offices are located in Novato, California and its Wealth Management Services are located in Greenbrae, Novato and Petaluma, California. Bank of Marin is included in the Russell 2000 Small-Cap Index, is recognized as one of thirty top performing small-cap banks by Sandler O'Neill + Partners, and has received the highest five star rating from Bauer Financial for 41 consecutive quarters. (www.bauerfinancial.com). Bank of Marin has been recognized as one of the "Best Places to Work in the Bay Area" and one of the “Top Corporate Philanthropists” by the San Francisco Business Times.

Forward Looking Statements

This release may contain certain forward-looking statements that are based on management’s current expectations regarding economic, legislative, and regulatory issues that may impact Bancorp’s earnings in future periods. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include the words “believe,” “expect,” “intend,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, the current financial turmoil in the United States and abroad, changes in interest rates, deposit flows, real estate values, and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological factors affecting Bancorp’s operations, pricing, products and services.  These and other important factors are detailed in various securities law filings made periodically by Bancorp or the Bank, copies of which are available from Bancorp without charge.  Bancorp undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

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